UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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CHESAPEAKE ENERGY CORPORATION

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The following are excerpts from the transcript of Chesapeake Energy Corporation’s first quarter 2012 earnings conference call held on May 2, 2012:

* * * * * * *

Aubrey McClendon, Chairman and CEO of Chesapeake Energy Corporation: Thanks, Jeff. Good morning and thank you for joining us today. Let me begin by acknowledging what everyone is clearly aware of. This has been a very challenging two weeks for all of our shareholders, bondholders and other stakeholders and also for our friends and employees. There's been enormous and unprecedented scrutiny of our Company and of me personally, and a great deal of misinformation has been published and uncertainty created.

Your mother told you not to believe everything you read or hear for good reason, and that's certainly been the case for the past two weeks. I am deeply sorry for all the distractions of the past two weeks. Through all of this I've learned that there was a desire for more information regarding the FWP program, which, as a reminder has been in place since 1993, the day that the Company's IPO, was approved by shareholders in 2005 and I believe has always aligned my interests with the Company's interest and insured that I had skin in the game, uniquely among other CEOs.

Consequently, last Thursday I disclosed a substantial amount of personal financial information regarding my FWPP interest. Furthermore, Chesapeake's preliminary proxy, filed on April 20th, also includes enhanced disclosures regarding the FWPP and discloses a multitude of positive governance changes that you should take the time to review.

Hopefully those measures, along with the decision to split the role of CEO and Chairman and to terminate the FWPP 18 months early, adequately address the questions and misunderstandings that have been bouncing around in the marketplace and the media.

I would like to reiterate that as part of the agreement, I will not receive any compensation or any benefit for the 18 months of the FWPP rights that I have agreed to forego. The Board and I are both very pleased that this compromise, which I would like to highlight, also has been supported by our largest shareholder, Southeastern Asset Management, which owns a 13% ownership position in the Company.

In addition, you have seen that Chesapeake's Board has begun a search for, and will name, an independent Non-Executive Chairman of the Board in the near future, which is something that I enthusiastically support. This step reflects our determination to be proactive and uphold strong corporate governance standards. It will also allow me to have more time to concentrate my full time and attention on the execution of the Company’s strategy, the implementation of our substantial transformation to a major oil producer and the completion of our asset monetization and joint venture objectives.

Despite all the noise of the past two weeks, my primary job as CEO has been, and always will be, to build long-term value along with attractive short-term returns for the Company and all of its stakeholders. That is the task at hand, and that is and has been my primary focus for the past 20 years. Those that know me know that I will work tirelessly to achieve that the goal and know I will not allow myself or your management team to be distracted from that mission.

…

Operator, we'll now take questions.

…

Operator: (Operator Instructions). Scott Hanold, RBC Capital Markets.

...

Scott Hanold: Okay, fair enough. And one last question on your founders well program. If I'm not mistaken, that wasn't necessarily a conveyance of well bores. Do you do hold acreage when you opt into the wells? Is that right to any kind of down-spacing opportunities, would you also be involved in?

Aubrey McClendon: I believe, Scott, the language is governmental spacing unit. And so, yes, I paid for that acreage and then I receive an assignment of the governmental spacing unit.

* * * * * * *

The following are contextual tweets released on Twitter on May 1, 2012:

Tweet 1) Fact: 41% of S&P 500 companies have split the chairman and CEO positions and only 21% have truly independent chairmen.

Tweet 2) Companies that have recently split CEO/Chairman roles: Apple, Gannett, Avon, Moody's. Only 21% of S&P 500 have truly ind. chairmen. $CHK